Exhibit 99.3

WHITE FORM OF ACCEPTANCE AND TRANSFER OF ORDINARY SHARES OF HK$0.10 EACH

IN THE ISSUED SHARE CAPITAL OF YASHILI INTERNATIONAL HOLDINGS LTD

THIS WHITE FORM OF ACCEPTANCE IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION.

If you are in any doubt as to any aspect of this WHITE Form of Acceptance or as to the action to be taken, you should consult your licensed securities dealer or registered institution in securities, bank manager, solicitor, professional accountant or other professional adviser.

If you have sold or transferred all your Yashili Share(s), you should at once hand this WHITE Form of Acceptance and the accompanying Composite Document to the purchaser(s) or transferee(s) or to the bank, licensed securities dealer, registered institution in securities or other agent through whom the sale or transfer was effected for transmission to the purchaser(s) or transferee(s).

UBS is making the Share Offer on behalf of the Offeror. The making of the Share Offer to the Yashili Shareholders having registered address outside of Hong Kong may be affected by the laws of the relevant jurisdictions. If you are an overseas Yashili Shareholder, you should inform yourself about and observe all applicable legal and regulatory requirements. If you wish to accept the Share Offer, it is your responsibility to satisfy yourself as to the full observance of the laws and regulations of the relevant jurisdictions in connection therewith, including the obtaining of all governmental, exchange control or other consents which may be required and the compliance with all necessary formalities and regulatory or legal requirements. You will also be fully responsible for any such issue, transfer or other taxes payable by you in respect of the acceptance of the Share Offer. Acceptance of the Share Offer by you will constitute a warranty by you to the Offeror Parent, the Offeror, UBS and Yashili that you have observed and are permitted under all applicable laws and regulations to receive and accept the Share Offer, and any revision thereof, and that you have obtained all requisite governmental, exchange control or other consents in compliance with all necessary formalities and regulatory or legal requirements and have paid all issue, transfer or other taxes or other required payments due from you in connection with such acceptance in any territory, and that such acceptance shall be valid and binding in accordance with all applicable laws and regulations. For the avoidance of doubt, neither Hong Kong Securities Clearing Company Limited nor HKSCC Nominees Limited is subject to any of the representations and warranties.

This WHITE Form of Acceptance should be read in conjunction with the accompanying Composite Document.

HOW TO COMPLETE THIS WHITE FORM OF ACCEPTANCE

1.	The Share Offer is conditional. Yashili Shareholders are advised to read the Composite Document before completing this WHITE Form of Acceptance. To accept the Share Offer made by UBS on behalf of the Offeror to acquire your Yashili Shares, you should complete and sign this WHITE Form of Acceptance overleaf and forward this entire form, together with the relevant share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof), for the whole of your holding of Yashili Share(s), by post or by hand, to the Registrar, Computershare Hong Kong Investor Services Limited, Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong no later than 4:00 p.m. on 13 August, 2013 (Tuesday) or such later time(s) and/or date(s) as the Offer or may determine and announce in accordance with the Takeovers Code. The provisions of Appendix I to the Composite Document are incorporated into and form part of this WHITE Form of Acceptance.

2.	You are required to indicate which option (that is, the Cash Option or the Cash and Share Option) you accept by ticking Box A or Box B in the “Options” section of this form.

You may choose either one of the options in respect of your entire holding of Yashili Share.

Warning: If you are holding the Yashili Shares on behalf of another person as nominee or otherwise, you should refer to the section headed “Nominee Registration” in the Appendix I of the Composite Document in particular as to the matters which you should consider.

WHITE FORM OF ACCEPTANCE IN RESPECT OF THE SHARE OFFER

To: The Offeror and UBS

1.	My/Our execution of this WHITE Form of Acceptance shall be binding on my/our successors and assignees, and shall constitute:

(a)	my/our irrevocable acceptance of the Share Offer made by UBS on behalf of the Offeror, as contained in the Composite Document, for the consideration and on and subject to the terms and conditions therein and herein mentioned, in respect of the number of Yashili Shares specified in this WHITE Form of Acceptance;

(b)	my/our irrevocable instruction and authority to each of the Offeror and/or UBS or their respective agent(s) to collect from Yashili or the Registrar on my/our behalf the share certificate(s) in respect of the Yashili Shares due to be issued to me/us in accordance with, and against delivery of, the enclosed transfer receipt(s) and/or other document(s) of title (if any) (and/or satisfactory indemnity or indemnities required in respect thereof), which has/have been duly signed by me/us and to deliver the same to the Registrar and to authorise and instruct the Registrar to hold such share certificate(s), subject to the terms and conditions of the Share Offer, as if it/they was/ were delivered to the Registrar together with this WHITE Form of Acceptance;

(c)	my/our irrevocable instruction and authority to each of the Offeror and/or UBS or their respective agent(s) to send a cheque crossed” Not negotiable – account payee only” drawn in my/our favour for the cash consideration (and/or the share certificates of the Offeror, if applicable) to which I/we shall have become entitled under the terms of the Share Offer (less seller’s ad valorem stamp duty payable by me/us in connection with my/our acceptance of the Share Offer), by ordinary post at my/our risk to the person named at the address stated below or, if no name and address is stated below, to me or the first-named of us (in the case of joint registered Yashili Shareholders) at the registered address shown in the register of members of Yashili within seven Business Days of the later of the date on which the Share Offer becomes or is declared unconditional in all respects and the receipt of all the relevant documents by the Registrar to render the acceptance under the Share Offer complete and valid;

(Note: Insert name and address of the person to whom the cheque is to be sent if different from the registered Yashili Shareholder or the first-named of joint registered Yashili Shareholders.)

Name: (in BLOCK LETTERS)

Address: (in BLOCK LETTERS)

(d)	my/our irrevocable instruction and authority to each of the Offeror and/or UBS and/or such person or persons as any of them may direct for the purpose, on my/our behalf, to make and execute the contract note as required by the Stamp Duty Ordinance (Chapter 117 of the Laws of Hong Kong) to be made and executed by me/us as the seller(s) of the Yashili Shares to be sold by me/us under the Share Offer and to cause the same to be stamped and to cause an endorsement to be made on this WHITE Form of Acceptance in accordance with the provisions of that Ordinance;

(e)	my/our undertaking to execute such further documents and to do such acts and things by way of further assurance as may be necessary or desirable to transfer my/ our Yashili Shares tendered for acceptance under the Share Offer to the Offeror or such person or persons as it may direct free from all liens, charges, options, claims, equities, adverse interests, third-party rights or encumbrances whatsoever and together with all rights accruing or attaching thereto, including, without limitation, the rights to receive dividends and other distributions declared, made or paid, if any, on or after the date of the Composite Document; and

(f)	my/our agreement to ratify each and every act or thing which may be done or effected by the Offeror Parent and/or the Offeror and/or UBS and/or Yashili or their respective agent(s) or such person or persons as any of them may direct on the exercise for any rights contained herein.

2.	I/We understand that acceptance of the Share Offer by me/us will be deemed to constitute a warranty by me/us to the Offeror Parent, the Offeror, UBS and Yashili that the Yashili Shares held by me/us to be acquired under the Share Offer are sold free from all liens, charges, options, claims, equities, adverse interests, third-party rights or encumbrances whatsoever and together with all rights accruing or attaching thereto, including, without limitation, the rights to receive dividends and other distributions declared, made or paid, if any, on or after the Closing Date.

3.	In the event that my/our acceptance is not valid in accordance with the terms of the Share Offer, all instructions, authorisations and undertakings contained in paragraph 1 above shall cease in which event, I/we authorise and request you to return to me/us my/our Share certificate(s), and/or transfer receipt(s) and/or any other document(s) of title (and/or satisfactory indemnity or indemnities required in respect thereof), together with this form duly cancelled, by ordinary post at my/our own risk to the person and address stated in paragraph 1(c) above or, if no name and address is stated, to me or the first-named of us (in the case of joint registered Yashili Shareholders) at the registered address shown in the register of members of Yashili.

Note:	If you submit the transfer receipt(s) upon acceptance of the Share Offer and in the meantime the relevant share certificate(s) is/are collected by any of the Offeror and/or UBS or any of their agent(s) from Yashili or the Registrar on your behalf, you will be returned such share certificate(s) in lieu of the transfer receipt(s).

4.	I/We enclose the relevant share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) for the whole/part of my/our holding of Yashili Shares which are to be held by you on the terms and conditions of the Share Offer. I/We understand that no acknowledgement of receipt of any WHITE Form of Acceptance, share certificate(s) and/or transfer receipt(s) and/or any other document(s) of title (and/or any satisfactory indemnity or indemnities required in respect thereof) will be given. I/We further understand that all documents will be sent by ordinary post at my/our own risk.

5.	I/We warrant and represent to the Offeror Parent, the Offeror, UBS and Yashili that I am/we are the registered Yashili Shareholder(s) of the number of Yashili Shares specified in this WHITE Form of Acceptance and I/we have the full right, power and authority to sell and pass the title and ownership of my/our Yashili Shares to the Offeror by way of acceptance of the Share Offer.

6.	I/We warrant to the Offeror Parent, the Offeror, UBS and Yashili that I/we have observed and are permitted under all applicable laws and regulations where my/our address is located as set out in the register of members of Yashili to accept the Share Offer, and any revision thereof; and that I/we have obtained all requisite governmental, exchange control or other consents and made all registration or filing required in compliance with all necessary formalities and regulatory or legal requirements; and that I/we have paid all issue, transfer or other taxes or other required payments due from me/us in connection with such acceptance; and that such acceptance shall be valid and binding in accordance with all applicable laws and regulations.

7.	I/We warrant to the Offeror Parent, the Offeror, UBS and Yashili that I/we shall be fully responsible for payment of any transfer or other taxes and duties payable by me/us in respect of the jurisdiction where my/our address is located as set out in the register of members of Yashili in connection with my/our acceptance of the Share Offer.

8.	I/We acknowledge that, save as expressly provided in the Composite Document and this WHITE Form of Acceptance, all the acceptances, instructions, authorities and undertakings hereby given shall be irrevocable.

9.	I/We acknowledge that my/our Yashili Shares sold to the Offeror by way of acceptance of the Share Offer will be registered under the name of the Offeror or its nominee.

PERSONAL DATA

Personal Information Collection Statements

This personal information collection statement informs you of the policies and practices of the Offeror Parent, the Offeror, UBS, Yashili and the Registrar and in relation to personal data and the Personal Data (Privacy) Ordinance (Chapter 486 of the Laws of Hong Kong) (the “ Ordinance”).

1.	Reasons for the collection of your personal data

To accept the Share Offer for your Yashili Share(s), you must provide the personal data requested. Failure to supply the requested data may result in the processing of your acceptance being rejected or delayed. It may also prevent or delay the despatch of the consideration to which you are entitled under the Share Offer.

2.	Purposes

The personal data which you provide on this WHITE Form of Acceptance may be used, held and/or stored (by whatever means) for the following purposes:

•	processing your acceptance and verification of compliance with the terms and application procedures set out in this WHITE Form of Acceptance and the Composite Document;

•	registering transfers of the Yashili Share(s) out of your name(s);

•	maintaining or updating the relevant register of Yashili Shareholders;

•	conducting or assisting to conduct signature verifications, and any other verification or exchange of information;

•	distributing communications from the Offeror Parent, the Offeror and/or Yashili and/or their respective agents, officers and advisers, and the Registrar;

•	compiling statistical information and Yashili Shareholders profile;

•	establishing benefit entitlements of the Yashili Shareholders;

•	making disclosures as required by laws, rules or regulations (whether statutory or otherwise);

•	disclosing relevant information to facilitate claims and entitlements;

•	any other purpose in connection with the business of the Offeror Parent, the Offeror, Yashili or the Registrar; and

•

any other incidental or associated purposes relating to the above and/or to enable the Offeror Parent, and/or the Offeror and/ or UBS and/or Yashili to discharge its obligations to Yashili Shareholders and/or under applicable regulations, and any other purposes to which Yashili Shareholders may from time to time agree or be informed of.

3.	Transfer of personal data

The personal data provided in this WHITE Form of Acceptance will be kept confidential but the Offeror Parent, and/or the Offeror and/or UBS and/or Yashili and/or the Registrar may, to the extent necessary for achieving the purposes above or any of them, make such enquiries as they consider necessary to confirm the accuracy of the personal data and, in particular, they may disclose, obtain, transfer (whether within or outside Hong Kong) such personal data to, from or with any and all of the following persons and entities:

•	the Offeror Parent, the Offeror, UBS, Yashili and/or any of their agents, officers and advisers, the Registrar and overseas principal registrar (if any);

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any agents, contractors or third parties service providers who offer administrative, telecommunications, computer, payment or other services to the Offeror Parent and/or the Offeror and/or UBS and/or Yashili and/or the Registrar in connection with the operation of their business;

•	any regulatory or governmental bodies;

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any other persons or institutions with which you have or propose to have dealings, such as their bankers, solicitors, accountants, licensed securities dealers or registered institutions in securities; and

•	any other persons or institutions whom the Offeror Parent and/ or the Offeror and/or UBS and/or Yashili and/or the Registrar consider(s) to be necessary or desirable in the circumstances.

4.	Access and correction of personal data

The Ordinance provides you with rights to ascertain whether the Offeror Parent and/or the Offeror and/or UBS and/or Yashili and/ or the Registrar hold your personal data, to obtain a copy of that data, and to correct any data that is incorrect. In accordance with the Ordinance, the Offeror Parent and/or the Offeror and/or UBS and/or Yashili and/or the Registrar have the right to charge a reasonable fee for the processing of any data access request. All requests for access to data or correction of data or for information regarding policies and practices and the kinds of data held should be addressed to the Offeror Parent the Offeror, UBS, Yashili or the Registrar (as the case may be).

BY SIGNING THIS WHITE FORM OF ACCEPTANCE, YOU AGREE TO ALL OF THE ABOVE.